EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

              We consent to the incorporation by reference in this Registration Statement on Form S-8 filed by Heritage Financial Group pertaining to the Heritage Financial Group Employee's Savings & Profit Sharing Plan of our report dated February 22, 2005, relating to our audit of the consolidated balance sheet of Heritage Financial Group as of December 31, 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, included in the Registration Statement on Form SB-2 (File No. 333-123581).

Mauldin & Jenkins LLC

Albany, Georgia
December 9, 2005